Novastar Resources Names Ambassador Thomas Graham Jr., Chairman of the Board

Washington D.C. (04/03/2006) -- Novastar Resources Ltd. (OTCBB: NVAS) has today announced the appointment of Ambassador Thomas Graham Jr. ("Amb. Graham") to the position of Chairman of the Board of Directors. Amb. Graham will also serve on an interim basis as Secretary of the Company. Amb. Graham, Seth Grae and Cornelius J. Milmoe, all became directors of Novastar on April 2, 2006. Amb. Graham was then appointed as Chairman of the Board of Directors of Novastar on April 3, 2006 at the first of what will be several Novastar regular board meetings. Under Amb. Graham’s leadership, Novastar will be holding weekly meetings of the Board of Directors to enhance communication among board members regarding the proposed business combination with Thorium Power and to discuss related integration and other issues.

Seth Grae, President and CEO of Novastar resources, commented "The addition of Amb. Graham as Chairman is a huge asset to the Company moving forward. For more than 35 years, Amb. Graham has been a crucial part of our nation's efforts to curb proliferation of nuclear technologies around the world. Among other areas, Amb. Graham will help with relations with government officials and nuclear industry executives around the world"

Ambassador Thomas Graham Jr. (Bio):

Ambassador Thomas Graham, Jr. is one of the world's leading experts in nuclear non-proliferation. Amb. Graham has served as a senior U.S. diplomat involved in the negotiation of every major international arms control and non-proliferation agreement for the past 35 years. This includes the Strategic Arms Limitations Talks (SALT Treaties), the Strategic Arms Reduction Talks (START Treaties), the Anti-Ballistic Missile (ABM) Treaty, Intermediate Nuclear Forces (INF) Treaty, Nuclear Non-Proliferation Treaty (NPT), Conventional Armed Forces in Europe (CFE) Treaty and Comprehensive Test Ban Treaty (CTBT). In 1993, Amb. Graham served as the Acting Director of the U.S. Arms Control and Disarmament Agency (ACDA), and for seven months in 1994 served as the Acting Deputy Director. From 1994 through 1997, he served as the Special Representative of the President of the United States for Arms Control, Non-Proliferation, and Disarmament, and in this capacity successfully led U.S. government efforts to achieve the permanent extension of the NPT. He also served for 15 years as the general counsel of ACDA. Amb. Graham worked on the negotiation of the Chemical Weapon Convention and the Biological Weapons Convention. He drafted the implementing legislation for the Biological Weapons Convention and managed the Senate approval of the ratification of the Geneva Protocol banning the use in war of chemical and biological weapons. He is Chairman of the Board of the Cypress Fund for Peace and Security. He is also Chairman of the Board of Mexco Energy Corporation, an oil and gas exploration company listed on the American Stock Exchange (stock ticker symbol MXC).

Amb. Graham received an A.B. in 1955 from Princeton and a J.D. in 1961 from Harvard University. He is a member of the Kentucky, the District of Columbia and the New York Bars and is a member of the Council on Foreign Relations. He chaired the Committee on Arms Control and Disarmament of the American Bar Association from 1986-1994. Amb. Graham received the Trainor Award for Distinction in Diplomacy from Georgetown University in 1995. He has taught at the University of Virginia Law School, Georgetown School of Foreign Service, Georgetown University Law Center, Stanford University, University of California at Berkeley and the University of Washington. Amb. Graham is the author of Disarmament Sketches (2002), Cornerstones of Security (with Damien LaVera) (2003) and Common Sense on Weapons of Mass Destruction (2004).

About Novastar Resources

Novastar Resources is a publicly traded company within the commercial mining sector and is a commercial mining firm engaged in the exploration of thorium, a naturally occurring metal that can be used to provide nuclear energy, with non-proliferation, waste and economic advantages, in comparison to standard uranium fuels. Novastar Resources' stock is traded and quoted on the OTC Bulletin Board under the symbol "NVAS.OB". Further information is available on Novastar Resources' website at www.novastarresources.com.

About Thorium Power

Thorium Power was founded in 1992 to develop technology invented by Dr. Alvin Radkowsky, the first chief scientist of the U.S. Naval Reactors program under Admiral H.G. Rickover from 1950-1972 and head of the design team of the first commercial nuclear power plant in Shippingport, Pennsylvania. Thorium Power was formed to develop and deploy nuclear fuel designs developed by Dr. Radkowsky to stop the production of weapons suitable plutonium and eliminate existing plutonium stockpiles. Thorium Power has been collaborating with nuclear scientists and engineers at Russia's prestigious Kurchatov Institute since 1994. For more information, please visit www.thoriumpower.com.

Additional Information

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed merger and other forward-looking terminology such as "may", "expects", "believes", "anticipates", "intends", "expects", "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks, as well as other risks associated with the merger, will be more fully discussed in any joint proxy statement or prospectus or other relevant document filed with the Securities and Exchange Commission in connection with the proposed merger. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Novastar Resources Ltd. (OTC Bulletin Board:NVAS - News)

Contact:

Novastar Resources Ltd.

Mr. Seth Shaw

Director of Strategic Planning

Sethsms47@aol.com

http://www.novastarresources.com/